UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 2, 2010

VYTERIS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-32741	84-1394211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13-01 Pollitt Drive, Fair Lawn, NJ		07410
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (201) 703-2299

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On February 2, 2010, Vyteris, Inc. (the “Registrant”) consummated a private placement to accredited investors (“Investors”) of $1,060,000 principal amount of Senior Subordinated Convertible Promissory Notes due 2013 (the “Notes”).  The Notes bear no interest and are convertible into common stock of the Registrant at the option of the Investors at an initial conversion price of $0.20 per share.  In addition, the Notes automatically convert into common stock of the Registrant if the closing bid price of the Registrant’s common stock equals or exceeds 300% of the conversion price for a period of twenty consecutive trading days.  The sale of the Notes also included issuance to Investors of five-year warrants to purchase an aggregate of 5,300,000 shares of the Registrant’s common stock with an exercise price of $0.20 per share. This private placement transaction to accredited investors is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D, promulgated thereunder.

The Registrant received net proceeds of $879,200 after payment of an aggregate of $137,800 of commissions and expense allowance to registered broker-dealers, as well as one finder, and approximately $43,000 of other offering and related costs.  The registered broker-dealers, as well as one finder, also received in the aggregate warrants to purchase 2,120,000 shares of the Registrant’s common stock bearing substantially the same terms as the Investor warrants.  In conjunction therewith, the Registrant provided customary “piggyback” registration rights for a 24-month period to the Investors with respect to the shares of common stock of Registrant underlying the notes and warrants.

Item 3.02 Unregistered Sale of Equity Securities

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

The following Exhibits are attached to this Current Report:

99.1           Press release dated February 8, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYTERIS, INC.

By:	/s/ Joseph Himy
Name: Joseph Himy
Title: Chief Financial Officer

Dated: February 8, 2010